FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR FIRST QUARTER 2013 EARNINGS PER SHARE OF $0.21

NEW YORK, July 17, 2012 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported earnings per share equaled $0.21 in the first quarter of fiscal 2013.  Reported earnings per share in the first quarter of fiscal 2012 were $0.90 after a charge of $40.0 million or $0.14 per share net of tax, related to a new product licensing agreement with Blue Ash Therapeutics, LLC (Blue Ash) for azimilide, a novel antiarrhythmic agent.  Excluding acquisition related amortization in both periods presented and the Blue Ash charge in last year’s first quarter, non-GAAP EPS in the first fiscal quarter of 2013 equaled $0.28 as compared with $1.07 in the first quarter of fiscal 2012.

Net sales for the quarter decreased 31.9% to $751.8 million, from $1.1 billion in the year-ago period.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $368.4 million during the quarter, an increase of 15.2% from last year’s first quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $107.8 million, an increase of 38.2% over the year-ago period.  Sales of Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, were $26.7 million, an increase of 3.5% from last year’s first quarter.  The Company commercially launched two of its newest products, Daliresp® and Viibryd® in August 2011.  Daliresp (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD) recorded sales of $17.8 million.  Viibryd (vilazodone HCl), an SSRI and a partial agonist at serotonergic 5-HT1A receptors for the treatment of adults with major depressive disorder (MDD) recorded sales of $37.4 million.  Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections, recorded sales of $9.4 million.  Teflaro was commercially launched in March 2011.  Sales of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of MDD in adults and adolescents and generalized anxiety disorder in adults were $110.0 million compared with $585.7 million in the year-ago period.  Patent protection for Lexapro expired on March 14, 2012.

Contract revenue was $65.8 million in the current quarter compared to $40.6 million last year.  Benicar® (olmesartan medoxomil) co-promotion income totaled $35.4 million, a decrease of $1.3 million compared to $36.7 million in last year’s first quarter.  Contract revenue also included $29.4 million of income in the current quarter from a distribution agreement with Mylan, Inc. (Mylan) pursuant to which Mylan is authorized to sell a generic version of Lexapro and the Company retains a portion of the profits from those sales.

Cost of sales as a percentage of sales was 22.4% compared with 23.0% in last year’s first quarter.  Selling, general and administrative expense for the current quarter was $382.3 million as compared to $358.1 million in the year-ago quarter.  The current level of spending reflects the resources and activities we believe are required to support our currently marketed products, particularly our newest products: Teflaro, Daliresp and Viibryd and the pre-approval commercial costs associated with aclidinium and linaclotide.

Research and development (R&D) spending for the current quarter was $195.2 million compared with $194.4 million in last year’s first quarter.  Excluding the $40.0 million payment to Blue Ash in last year’s quarter, R&D would have increased by 26.4%.  Neither period included development milestone expenses.

Income tax expense for the quarter was $20.1 million, reflecting a quarterly effective tax rate of 26.7%.

Reported net income for the quarter ended June 30, 2012 was $55.3 million or $0.21 per share compared to $258.1 million or $0.90 per share reported for last year’s first quarter.

Diluted shares outstanding at June 30, 2012 were approximately 268,972,000 a reduction of approximately 17.4 million shares compared to the year-ago period primarily due to the Company’s accelerated share repurchase programs.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We have just completed our first fiscal quarter following the loss of patent exclusivity for Lexapro.  Our earnings guidance for fiscal year 2013 reflects the impact of Lexapro’s patent expiry and the operational strategies to offset this loss which were initiated years ago.  We have deliberately and strategically diversified our product portfolio so that we would not be dependent on any single product or therapeutic area.  Today, we have nine new products that have recently reached or which we expect to reach the marketplace and there are more we have in development and more we are evaluating to replace Lexapro and eventually Namenda when its patent expires.  We are pleased with the performance this quarter of three of our most recent product launches, Teflaro, Daliresp and Viibryd, which were introduced last year.  It is still early days for these products but they are performing well in-line with our expectations.  Two of our other promoted products, Bystolic and Savella, also turned in solid performances during the quarter.  It is worth noting, that for the first time since launch, sales of Bystolic exceeded $100 million in a calendar quarter, achieving sales of $107.8 million, representing growth of 38.2% year over year and 11.2% over last quarter.  Collectively, our next generation products, Bystolic, Savella, Teflaro, Daliresp and Viibryd had sales of $200 million in the quarter, representing 63% growth in comparison to the comparable prior year quarter.

We expect to hear from the U.S. Food and Drug Administration (FDA) in the coming weeks regarding the approval status of aclidinium for the long-term maintenance treatment of COPD and later this summer we expect to hear on the approval status of linaclotide for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic constipation (CC).  Assuming approval for both products we will have two new product launches during fiscal 2013.

During the quarter we and our partner Pierre Fabre were pleased to report positive top-line Phase III clinical trial results for levomilnacipran for the treatment of major depressive disorder.  With the clinical development program now completed we can move forward with this New Drug Application (NDA) filing which we expect to submit to the FDA in the coming months.  We are also on track to file the NDA for cariprazine for the treatment of schizophrenia and acute mania associated with bipolar 1 disorder, during the fourth calendar quarter of 2012.  Assuming their respective regulatory approvals in calendar 2013, we expect to launch levomilnacipran and cariprazine during fiscal 2014, which would bring us to nine new product launches since the beginning of calendar 2008.

Early last month we announced an agreement with Nabriva Therapeutics for the development of Nabriva’s novel antibacterial agent, BC-3781 which belongs to a novel class of antibiotics, the pleuromutilins.  We paid Nabriva an upfront fee of $25 million upon the expiration of the Hart-Scott waiting period and will fund and conduct certain development activities for BC-3781 over the next 12 months.  During the 12-month period we have the exclusive right to acquire Nabriva dependent upon certain contingencies.

Over the last five years, we received six product approvals in seven different indications.  Our track record of new product development compares favorably to our specialty-pharma peers, as well as many of the industry’s largest companies.  We have one of the strongest and most diverse product portfolios and pipelines in the industry, in large part due to our strong core competency in our key therapeutic focus areas and our status as a partner of choice, as evidenced by our numerous repeat collaborations.  I am confident that our corporate strategy is sound and we are in a great position to succeed well into the future.”

Use of Non-GAAP Financial Information

Non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS
	ENDED JUNE 30

	2012	2011
Reported diluted earnings per share:	$0.21	$0.90
Specified items, per share, net of tax:
Amortization arising from business combinations and acquisitions of product rights	0.07	0.03
Licensing payment to Blue Ash Therapeutics, LLC for azimilide		0.14
Adjusted Non-GAAP diluted earnings per share:	$0.28	$1.07

Forest will host a conference call at 10:00 AM EDT today to discuss the results.  The conference call will be webcast live on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until August 16, 2012 at both websites and also by dialing (855) 859-2056 (US and Canada) or +1 404 537-3406 (international), Conference ID: 94325322.

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal, and pain management medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.  Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)	THREE MONTHS ENDED JUNE 30

	2012	2011
Revenues:
Net sales	$751,766	$1,104,135
Contract revenue	65,835	40,639
Interest income and other	3,526	7,157
Net revenues	821,127	1,151,931

Costs and expenses:
Cost of goods sold	168,223	253,797
Selling, general and administrative	382,309	358,077
Research and development	195,166	194,443
	745,698	806,317

Income before income tax expense	75,429	345,614
Income tax expense	20,144	87,477
Net income	$55,285	$258,137

Net income per share:
Basic	$0.21	$0.90
Diluted	$0.21	$0.90

Weighted average number of shares outstanding:
Basic	268,389	285,801
Diluted	268,972	286,375